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                                                                 EXHIBIT 99.(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 19, 2002, relating the financial statements and financial highlights appearing in the September 30, 2002 Annual Report to Shareholders of each of the funds comprising The Select Sector SPDR Trust, which appears in such Statement of Additional Information. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Auditors" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP



PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2003